Exhibit 99.1

                                                                 May 4, 2012

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES FIRST QUARTER 2012 RESULTS

Leucadia National Corporation (LUK – NYSE) today announced its operating results for the three month period ended March 31, 2012.  Net income attributable to Leucadia National Corporation common shareholders for the three month periods ended March 31, 2012 and 2011 was $490,877,000 ($1.97 per diluted common share) and $10,507,000 ($.04 per diluted common share).

For more information on the Company’s results of operations for the first quarter of 2012, please see the Company’s Form 10-Q for the three months ended March 31, 2012, which was filed with the Securities and Exchange Commission today.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Month
	Period Ended March 31,
	2012	2011

Revenues and other income	$2,424,288	$284,034

Net securities gains	$424,936	$2,303

Income from continuing operations before income taxes and
income (losses) related to associated companies	$358,445	$79,530

Income taxes	133,517	39,053

Income from continuing operations before income (losses)
related to associated companies	224,928	40,477

Income (losses) related to associated companies, net of taxes	262,539	(28,048)

Income from continuing operations	487,467	12,429

Loss from discontinued operations, including gain on disposal,
net of taxes	(232)	(1,643)

Net income	487,235	10,786

Net income attributable to the noncontrolling interest	(202)	(279)

Net loss attributable to the redeemable noncontrolling interest	3,844	–

Net income attributable to Leucadia National Corporation
common shareholders	$490,877	$10,507

Basic earnings (loss) per common share attributable
to Leucadia National Corporation common shareholders:
Income from continuing operations	$2.01	$.05
Loss from discontinued operations, including gain on disposal	–	(.01)
Net income	$2.01	$.04

Number of shares in calculation	244,583	244,082

Diluted earnings (loss) per common share attributable
to Leucadia National Corporation common shareholders:
Income from continuing operations	$1.97	$.05
Loss from discontinued operations, including gain on disposal	–	(.01)
Net income	$1.97	$.04

Number of shares in calculation	248,945	244,620